Exhibit 4.92

SHARE PURCHASE AGREEMENT

DATED

1 FEBRUARY 2005

BETWEEN

SELLER (AS DEFINED IN THE SCHEDULE)

AND

HUTCHISON MAX TELECOM LIMITED (“HMTL”)

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated this 1st day of February 2005 between:

The entity named as the Seller in the Schedule to this Agreement (“Seller”) of the One Part;

AND

Hutchison Max Telecom Limited, a company incorporated under the Companies Act, 1956, having its registered office at Hutch House, Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai 400 013, India (“HMTL”) of the Other Part.

(The Seller and HMTL are hereinafter collectively referred to as the “Parties”)

WHEREAS:

A.	HMTL is providing cellular mobile telephony services in Mumbai under a license issued by the Government of India (GoI) through the Department of Telecommunications (DoT);

B.	HMTL wishes to acquire a 100% interest in each of Hutchison Essar Telecom Limited, Hutchison Telecom East Limited (and therefore, an indirect interest in Aircel Digilink India limited, its wholly-owned subsidiary), Fascel Limited and Hutchison Essar South Limited (“Operating Companies”) for a consideration constituting the issue of HMTL’s equity shares to the resident and non resident shareholders of Operating Companies, based on their respective current shareholding in the Operating Companies;

C.	The entity named as the Company in the Schedule (“Company”) is one of the Operating Companies and is providing cellular mobile telecommunication services in the license area(s) listed in the Schedule under a license or licenses issued by the Government of India (GOI) through the Department of Telecommunications (DoT);

D.	The Seller is the legal and beneficial holder of the shares in the Company listed in the Schedule (“Sale Shares”);

E.	HMTL wishes to buy and the Seller is willing to sell the Sale Shares on the terms and conditions more specifically set forth in this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED between the Parties as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“Business Day” means a day on which scheduled banks are open for business in Mumbai;

“Completion” means the completion of the matters provided for in Clause 4;

“Completion Date” means the completion date set out in the Schedule or such other date as the Parties may agree;

“HMTL Shares” means the shares of HMTL to be issued to the Seller as consideration for the Sale Shares, the number of which and percentage, assuming the beneficial interest in all the issued share capital of all Operating Companies is acquired, of post issue paid up share capital of HMTL, are set out in the Schedule;

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words denoting the singular number shall include the plural and vice versa;

(b)	heading and bold typeface are only for convenience and shall be ignored for the purposes of interpretation;

(c)	references to this Agreement or to any other agreement, deed or other instrument shall be construed as a reference to such agreement, deed, or other instrument as the same may from time to time be amended, varied, supplemented or noted;

(d)	reference to any party to this Agreement or any other agreement or deed or other instrument shall include its successors or permitted assigns.

2.	SALE AND PURCHASE OF THE SALE SHARES

(a)	Subject to the terms and conditions set forth in this Agreement, the Seller shall sell, and HMTL shall purchase the Sale Shares, together with all rights attaching to them.

(b)	The consideration for the sale and purchase of the Sale Shares shall be the issue and allotment by HMTL of the HMTL Shares to the Seller. The HMTL Shares shall be issued free of any lien, charge, pledge, option voting arrangement or any other encumbrance, priority or security interest of any nature whatsoever and shall rank pari passu in all respects with the other shares of HMTL on issue as at the Completion Date.

3.	CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent

The obligation of HMTL to purchase the Sale Shares in the manner set forth in Clause 2 above shall be subject to the fulfilment (or, where permissible, waiver in writing by HMTL, as the case may be) of the following conditions precedent by no later than 31 March 2005 :-

(a)	the board of directors, and shareholders, if required, of the Seller and HMTL shall have authorised the execution of this Agreement for sale by the Seller and purchase by HMTL of the Sale Shares free and clear from all liens and encumbrances and the issue of HMTL Shares in accordance with the terms of this Agreement;

(c)	HMTL being satisfied that it has entered into binding agreements for the purchase of the beneficial interest in all the issued share capital of all the Operating Companies.

Each party shall use all reasonable endeavours to fulfil all of the above conditions precedent that it is responsible for by 31st March 2005 However, if any of the above conditions precedent are not fulfilled or waived by HMTL in writing by 31st March 2005 then either party may terminate this agreement by written notice to the other party and the Parties will thereupon have no liability or obligation whatsoever to the other in relation to this Agreement.

4.	COMPLETION OF THE SALE AND PURCHASE

At Completion:

(a)	the Seller shall sell to HMTL and HMTL shall buy from the Seller the Sale Shares;

(b)	as consideration for the sale and purchase of the Sale Shares, HMTL shall issue and allot to the Seller, the HMTL Shares in dematerialised form;

(c)	the Seller shall deliver to HMTL original, irrevocable instructions given to the Seller’s depository participant for the transfer of the Sale Shares to HMTL;

(d)	the Seller shall provide a certified extract of a resolution of the board of directors of the Company approving:

(i)	the transfer of the Sale Shares to HMTL and the registration of HMTL as the transferee of the Sale Shares in the register of members of the Company;

(ii)	the appointment of the HMTL Nominated Directors as directors of the Company, as set out in the Schedule; and

(iii)	the acceptance of the resignation of the Seller Nominee Directors, as set out in the Schedule, such resignation to take effect at midnight on the Completion Date;

(e)	HMTL shall issue and allot the HMTL Shares to the Seller, inform its share registrar of such allotment and instruct its share registrar to immediately send notice of such allotment to HMTL’s depository so that the Seller’s depository participant can confirm to the Seller the allotment of the HMTL Shares; and

(f)	HMTL shall provide a certified extract of a resolution of the board of directors of HMTL approving the appointment of the New HMTL Directors as directors of HMTL, if any, as set out in the Schedule.

All transactions contemplated by this Agreement to be consummated at the Completion shall be deemed to occur simultaneously and no such transaction shall be said to consummated unless all such transactions are consummated.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Seller

The Seller hereby represents and warrants to HMTL, that as at the date of this Agreement and as at the Completion Date:

(a)	it is a company duly incorporated and validly existing under the laws of its country of incorporation and has corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorised and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms;

(c)	neither the execution or performance of this Agreement nor the compliance with its terms, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under any indenture, mortgage, agreement or other instrument to which the Seller is a party or by which it is bound, or violate any of the terms or provisions of its organisational documents, by laws or other governing documents or judgement, decree or order or any statute, rule, regulation applicable to it;

(d)	no litigation, arbitration or administrative proceedings are pending or threatened against it, and no claim has been made against it which is likely to have an adverse effect on the enforceability, performance of or compliance with its obligations under this Agreement;

(e)	no lien, charge, pledge, option, voting arrangement or any other encumbrance, priority or security interest of any nature whatsoever exist or will exist over all or any part of the Shares other than as disclosed in the Schedule and which will be discharged on or before Completion and the Shares rank pari passu in all respects with the other shares of the Company on issue as at the Completion Date. There is no agreement or commitment to give or create any of the foregoing nor have any claims been made by any person entitled or claiming to be entitled to any of the foregoing; and

(f)	that the Seller being the legal and beneficial owner of the Sale Shares, is and will be at Completion entitled to sell and transfer the Sale Shares and pass full legal and beneficial ownership thereof to HMTL free from any encumbrance or charge of any nature whatsoever in accordance with the terms of this Agreement.

5.2	Representations and Warranties of HMTL

HMTL hereby represents and warrants to the Seller, that as at the date of this Agreement and as at the Completion Date (with the exception of the warranty contained in clause 5.2 (d) which shall only apply as at the Completion Date):

(a)	it is a company duly incorporated and validly existing under the laws of its country of incorporation and has corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorised and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms;

(c)	neither the execution or performance of this Agreement nor the compliance with its terms, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under any indenture, mortgage, agreement or other instrument to which HMTL is a party or by which it is bound, or violate any of the terms or provisions of its organisational documents, by laws or other governing documents or judgement, decree or order or any statute, rule, regulation applicable to it;

(d)	no litigation, arbitration or administrative proceedings are pending or threatened against it, and no claim has been made against it which is likely to have an adverse effect on the enforceability, performance of or compliance with its obligations under this Agreement.

(e)	no lien, charge, pledge, option, voting arrangement or any other encumbrance, priority or security interest of any nature whatsoever exist or will exist over all or any part of the HMTL Shares when issued to the Seller and the HMTL Shares will rank pari passu in all respects with the other shares of HMTL on issue as at the Completion Date.

6.	MISCELLANEOUS

6.1	Notices

All notices or other communications to be given under this Agreement, shall be in writing and shall either be personally delivered or sent by registered post, courier, telex or facsimile transmission to the address of the relevant Party set out in this Agreement.

6.2	No Waiver

No waiver of any provision of this Agreement, nor consent to any departure from it by any Party, is effective unless it is in writing. A waiver or consent will be effective only for the purpose for which it was given. No default or delay on the part of any Party, in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

6.3	Amendment

No amendment, variation, alteration or modification of this Agreement shall be effective, unless made in writing and signed by all the Parties to this Agreement.

6.4	Assignment

No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement, without the prior written consent of the other Party.

6.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India.

IN WITNESS WHEREOF, the Parties have entered into this Agreement, the day and year first above written.

ESSAR TELEHOLDINGS LIMITED

By:
Name:
Title:

HUTCHISON MAX TELECOM LIMITED

By:
Name:
Title:

Schedule

Seller:	Essar Teleholdings Limited 77, C. P. Ramaswamy Road, Abhirampuranm, Alwarpet, Chennai 600 018

Company:	Hutchison Telecom East Limited. Constantia Office Complex 11 Dr. Bramachari Street, Kolkata 700 017 The Company is providing cellular mobile telecommunication services in Kolkata.

Sale Shares:	64,841,637 fully paid ordinary shares of par value Rs 10/- each in the Company

HMTL Shares:	19,796,234 fully paid ordinary shares of par value Rs 10/- each being 5.77 % of HMTL’s post issue paid up share capital

Completion Date:	the 1st day of February 2005

Encumbrances:	The Sale Shares are subject to the following encumbrances:- (a) (b) (c)

HMTL Nominated Directors	(a) Dennis Lui (b) Frank Sixt (c) Asim Ghosh (d) Vikash Saraf

Seller Nominee Directors	(a) Ravikant Ruia (b) Anshuman Ruia

New HMTL Directors	None